Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS THIRD QUARTER

AND NINE MONTHS 2010 RESULTS

Revenues Increase by 4.1% in the Third Quarter of 2010

Three Acquisitions Completed in the Third Quarter of 2010 for a

Total Purchase Price of $3.5 Million

NOVEMBER 4, 2010 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today reported financial results for the third quarter and nine months ended September 30, 2010.

Revenues for the third quarter of 2010 were $120.1 million, compared to $115.4 million in the same quarter of 2009.  The Company’s net income was $9.0 million in the third quarter of 2010, compared to net income of $10.0 million in the same period of 2009.  Net income per diluted share was $0.39 in the third quarter of 2010 compared to a net income per diluted share of $0.44 in the same period of 2009.  During the third quarter of 2010, the Company settled its claims related to the ongoing antitrust investigations and related litigation against one of its insurance carriers and received $5.0 million.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items was $34.4 million in the third quarter of 2010 versus $38.9 million in the same period of 2009.  A discussion regarding the presentation of Adjusted EBITDA in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss), is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“Revenues increased over the prior year for the second consecutive quarter.  The current trend is the result of a more stable economic environment, generally improved weather conditions and increased distribution as compared to 2009, offset by the impacts of increased competitive activity,” commented Chief Executive Officer and President Gilbert M. Cassagne.  “We are disappointed by our margins during the quarter, which continue to be impacted by cost increases for certain items, higher costs in connection with certain initiatives that were begun in the second quarter and competitive pressures.  However, we continue to believe that our customer and operational initiatives, some of which were just recently launched, will provide meaningful benefits in the coming periods.  In fact, we have recently seen monthly improvements in our year over year pro forma Adjusted EBITDA results, with September actually increasing over the prior year.”

Revenues in the first nine months of 2010 were $260.2 million, compared to $257.6 million in the same period of 2009.  The Company’s net loss was $11.5 million in the first nine months of 2010, compared to net income of $6.3 million in the same period of 2009.  Net loss per share was $0.51 in the first nine months of 2010, compared to net income per diluted share of $0.28 in the same period of 2009.  Adjusted EBITDA was $51.0 million in the first nine months of 2010 versus $63.9 million in 2009.

Included in the results for the first nine months of 2010 are $3.2 million of costs related to the ongoing antitrust investigations and related litigation, compared to $4.1 million in the same period of 2009.  During the third quarter of 2010, the Company settled its claims against one of its insurance carriers and received $5.0 million.  In March 2010, the Company refinanced substantially all of its debt.  The Company issued $300 million in principal amount of 11.25% Senior Secured Notes due 2015, $139.4 million in principal amount of 13.25% Senior Secured Notes due 2015, entered into a $35 million revolving credit facility with a group of banks and entered into a facility for the issuance of cash collateralized letters of credit.  Effective August 4, 2010, the Company expanded the size of its revolving credit facility from $35 million to $50 million.  On October 22, 2010, the Company amended and restated its revolving credit facility to amend covenants and certain other terms.  As a result of these financing transactions, the Company recognized $6.5 million of expenses in the first nine months of 2010 related to fees, expenses and the write-off of certain debt issuance costs related to the debt that was repaid.

In connection with the Company’s ongoing acquisition strategy, three acquisitions were completed during the third quarter of 2010, bringing the year-to-date total to eleven.  The three acquisitions had an aggregate purchase price of approximately $3.5 million, bringing the year-to-date total to $12.6 million.  Annual revenues and Adjusted EBITDA associated with these eleven acquisitions are approximately $10.4 million and $3.4 million, respectively. “We are pleased to be able to continue acquiring quality ice businesses at attractive prices,” commented Mr. Cassagne.  “We will continue to evaluate acquisition opportunities as part of our ongoing acquisition strategy and look forward to deploying additional capital in this area.”

On October 29, 2010, the Company announced that its counsel had been notified by the Antitrust Division of the Department of Justice (the “Division”) that the Division would take no action against the Company or any of its employees in connection with the Division’s investigation of the packaged ice industry.  Also, on October 29, 2010, the Company’s counsel was informed by the Securities and Exchange Commission (the “SEC”) that the SEC had closed its informal inquiry with respect to the Company and that the SEC would take no action with regard to the Company.

CONFERENCE CALL

The Company has scheduled a conference call for today, November 4, 2010 at 10:00 a.m. Eastern time.  To participate, dial 877-317-6789 ten minutes prior to the start time, referencing confirmation code 445562.  A telephonic replay will be available through November 11, 2010 and may be accessed by calling 877-344-7529 and using the confirmation code above.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)

Revenues	$120,147	$115,446	$260,204	$257,591
Cost of sales (excluding depreciation)	71,770	64,851	168,787	157,554
Depreciation expense related to cost of sales	5,694	5,494	16,655	15,788
Gross profit	42,683	45,101	74,762	84,249
Operating expenses	14,358	12,690	41,850	38,090
Depreciation and amortization expense	2,435	1,772	6,484	5,211
Loss on dispositions of assets	1,035	145	2,432	602
Impairment of assets	514	—	750	—
Acquisition expenses	414	—	624	—
Loss (gain) on diesel hedge	—	144	—	(581)
Cost (insurance recoveries) related to antitrust investigations and related litigation, net	(3,867)	735	(1,824)	4,075
Income from operations	27,794	29,615	24,446	36,852
Interest expense	(14,099)	(6,231)	(35,678)	(20,709)
Interest income	3	18	15	124
Gain on bargain purchase	264	—	264	—
Debt refinance costs	(310)	—	(6,478)	—
Income (loss) before income taxes	13,652	23,402	(17,431)	16,267
Income tax (expense) benefit	(4,662)	(13,414)	5,956	(10,008)
Net income (loss)	$8,990	$9,988	$(11,475)	$6,259

Basic net income (loss) per share:
Net income (loss)	$0.39	$0.44	$(0.51)	$0.28
Weighted average common shares outstanding	22,949	22,502	22,450	22,291

Diluted net income (loss) per share:
Net income (loss)	$0.39	$0.44	$(0.51)	$0.28
Weighted average common shares outstanding	23,058	22,683	22,450	22,434

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

OTHER SUPPLEMENTAL INFORMATION

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)

Packaged ice revenues	$118,969	$112,670	$256,122	$250,928
Other ice revenues	1,178	2,776	4,082	6,663
Total revenues	$120,147	$115,446	$260,204	$257,591

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	September 30,	December 31,
	2010	2009
	(in thousands)

Cash and cash equivalents	$52,798	$44,649
Restricted cash	10,340	—
All other current assets	59,944	42,930
Total assets	514,812	455,665

Accounts payable and accrued expenses	$44,459	$27,156
Total current and non-current debt (including revolving credit facility)	450,663	390,602
Total stockholders’ equity (deficit)	(1,239)	8,796
Total liabilities and stockholders’ equity (deficit)	514,812	455,665

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents the Company’s consolidated net income (loss) before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items, Reddy Ice Holdings, Inc. (“Reddy Holdings”) gains and expenses and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s new credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s new credit facility.

Adjusted EBITDA as we have presented it may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands, unaudited)

Net income (loss)	$8,990	$9,988	$(11,475)	$6,259
Depreciation expense related to costs of sales	5,694	5,494	16,655	15,788
Depreciation and amortization expense	2,435	1,772	6,484	5,211
Interest expense	14,099	6,231	35,678	20,709
Interest income	(3)	(18)	(15)	(124)
Income tax expense (benefit)	4,662	13,414	(5,956)	10,008
EBITDA	35,877	36,881	41,371	57,851
Other non-cash and excluded charges:
Stock-based compensation expense	392	707	1,423	1,662
Loss on dispositions of assets	1,035	145	2,432	602
Impairment of assets	514	—	750	—
Acquisition expenses	414	—	624	—
Decrease (increase) in fair value of diesel hedge	—	480	—	(290)
Gain on bargain purchase	(264)	—	(264)	—
Debt refinance costs	310	—	6,478	—
Reddy Holdings items:
Cost (insurance recoveries) related to antitrust investigations and related litigation, net (a)	(3,867)	735	(1,824)	4,075
Adjusted EBITDA	$34,411	$38,948	$50,990	$63,900

(a)          The cost of the antitrust investigations and related litigation and related insurance recoveries are excluded from the calculation of Adjusted EBITDA as these costs have been paid by Reddy Holdings.  Reddy Holdings is currently paying these costs with the excess cash remaining from the initial public offering of its common stock in August 2005, the funds paid to Reddy Holdings by affiliates of GSO Capital Partners LP in February 2008 in connection with the termination of the merger agreement and proceeds of insurance recoveries by Reddy Holdings.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions and dispositions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands, unaudited)

Adjusted EBITDA	$34,411	$38,948	$50,990	$63,900
Acquisition adjustments (a)	227	2,290	1,359	3,885
Pro forma Adjusted EBITDA	$34,638	$41,238	$52,349	$67,785

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before September 30, 2010.